Exhibit 11.1

Trading policy
ioneer Ltd ACN 098 564 606 (Company)

Adopted by the Board 24 August 2022

1	Purpose and scope

1.1	Which trading?

Company securities

This policy summarises the law prohibiting insider trading and sets out the Company’s trading policy on buying and selling Company securities.

Securities of other entities

The prohibition on insider trading also applies to the securities of other entities if you possess Inside Information about those entities.

The Company Secretary may also extend this policy by specifying that Designated Persons are restricted from dealing in the securities of other specified entities with which the Company may have a relationship.

Meaning of securities

For the purposes of this policy, securities means shares, performance rights, options to subscribe for new shares, debentures, warrant contracts and other derivatives relating to shares.

Terms used in this policy are defined in the glossary in schedule 1.

1.2	Who does this policy apply to?

This policy applies to:

Who?	Which sections?
Everyone - including all employees, contractors, family and associates	section 2 (Insider trading prohibition) and section 7 (Confidentiality)
Designated Persons ie
all directors, officers, and other key management personnel (KMP) of the Company, senior management of the Company and any other person designated by the Company Secretary

Any person may be designated a Designated Person temporarily when working on sensitive transactions or otherwise determined to be in position giving rise to a reasonable likelihood of possession of Inside Information
The whole Trading Policy
Associates of Designated Persons (ie family and closely connected persons and entities) - see the glossary for more information	See section 1.3

1.3	Associates

This policy also applies to Associates of Designated Persons, except that sections 5.1 to 5.3 regarding prior notification, confirmation and notification of dealing apply as appropriate to the circumstances. A Designated Person must:

(a)	inform their Associates about this policy; and

(b)	communicate on behalf of their Associates with the Notification Officer for the purposes of this policy.

If you are in doubt as to whether a person is an Associate and the application of this policy to them, you should contact the Company Secretary who will make a determination on the issue.
ioneer Ltd | Trading policy	2

1.4	Rationale for this policy

Under Australian corporations legislation, the insider trading laws operate to prohibit people in possession of non-public price-sensitive information from dealing in securities or passing on the information to people who may deal in securities.

This policy is intended to

(a)	ensure that all directors, employees and contractors of the Company (and their Associates) are aware of the insider trading laws as they apply to trading in Company securities; and

(b)
protect the reputation of the Company and its directors and officers by seeking to avoid the possibility that misconceptions, misunderstandings or suspicions might arise as a result of trading by directors and others who may be, or be perceived to be, in possession of Inside Information.  This policy seeks to do so by imposing additional restrictions on the trading of securities by Designated Persons.

2	Insider Trading Prohibition – Corporations Act

2.1	What is the Insider Trading Prohibition?

Under the Corporations Act, if you have Inside Information (as defined in section 2.2 below) relating to the Company it is illegal for you to:

(a)	deal in (that is, apply for, acquire or dispose of) Company securities or enter into an agreement to do so; or

(b)	advise or procure another person to apply for, acquire or dispose of Company securities or enter into an agreement to do so; or

(c)
directly or indirectly communicate, or cause to be communicated, that Inside Information to any other person if you know, or ought reasonably to know, that the person would or would be likely to use the information to engage in the activities specified in paragraphs (a) or (b) above.

Options and performance rights are included

It is also illegal to apply for, grant, exercise or transfer an option or performance right over Company securities (or securities of another relevant entity) if you have Inside Information relating to the Company (or the other relevant entity).

For the avoidance of doubt, the prohibition does not apply to the acquisition of options or performance rights under an employee incentive scheme of the Company, or the acquisition of shares as a result of the exercise of any options or performance rights issued under such employee incentive scheme but does apply to any subsequent dealing of any such shares. However, to the extent that the underlying exercise is discretionary it will be prohibited when in possession of Inside Information.

Other organisations’ securities

It is also illegal to trade in the securities of other entities if you have Inside Information about those entities. This includes suppliers, contractors and customers.

Any capacity

It does not matter how or in what capacity you become aware of the Inside Information. It does not have to be obtained from the Company to constitute Inside Information.

ioneer Ltd | Trading policy	3

No giving “tips”

You cannot avoid the Insider Trading Prohibition by arranging for a family member or friend to deal in Company securities, nor may you give “tips” concerning Inside Information relating to the Company to others.

U.S. Insider Trading Law

As a result of the listing of the Company’s ordinary shares on the Nasdaq Capital Market, transactions in Company securities may also be subject to insider trading law requirements in the United States. Similar to Australian requirements, U.S. Federal and state laws prohibit buying, selling or making other transfers of securities by persons who have material, non-public information (i.e. Inside Information) that is not generally known or available to the public.  These laws also prohibit persons with such material non-public information from disclosing this information to others who trade.

WARNING: The Insider Trading Prohibition applies to everyone (not just Designated Persons) and applies at all times.

2.2	What is insider trading

“Inside Information” is information which is not generally available but, if the information were generally available, would be likely to have a material effect on the price or value of securities. Inside Information can include matters of speculation or supposition, matters relating to intentions or likely intentions of a person and information which is insufficiently definite to warrant disclosure to the public.

Information is regarded as being likely to have a material effect if it would, or would be likely to, influence persons who commonly invest in securities or other traded financial products in deciding whether or not to deal in Company securities.

Importantly, you need not be an “insider” to come across Inside Information. That is, it does not matter how you come to know the Inside Information (for example, you could learn it in the course of carrying out your responsibilities or in passing in the corridor or in a lift or at a dinner party).

Examples of Inside Information could be:

(a)	the financial performance of the Company;

(b)	changes in the Company’s actual or anticipated financial condition or business performance;

(c)	changes in the capital structure of the Company, including proposals to raise additional equity or increase debt;

(d)	proposed changes in the nature of the business of the Company;

(e)	drilling results, mining exploration results, production figures etc;

(f)	an event which could have a material impact (either positively or negatively) on profits (for example, a significant safety or environmental incident);

(g)	changes to the Board of Directors or significant changes in Key Management Personnel;

(h)	an undisclosed significant change in the Company’s market share;

(i)	likely or actual entry into, or loss of, a material contract;

(j)	material acquisitions or sales of assets by the Company;

(k)	a proposed dividend or other distribution or a change in dividend policy; or

(l)	a material claim against the Company or other unexpected liability.

This list is illustrative only.

ioneer Ltd | Trading policy	4

2.3	When is information generally available?

Information is generally available if:

(a)	it consists of readily observable matter or deductions;

(b)
it has been brought to the attention of investors through an announcement to ASX or otherwise similarly brought to the attention of investors who commonly invest in securities, and a reasonable period has elapsed since it was announced or brought to investors’ attention; or

(c)	it consists of deductions, conclusions or inferences made or drawn from information referred to in paragraphs (a) or (b) above.

Examples of possible readily observable matters are:

(d)	a change in legislation which will affect the Company’s ability to make certain types of investments; or

(e)	a severe downturn in global securities markets.

2.4	Penalties

As well as reputational damage for both you and the Company, if you break the insider trading laws, you may be subjected to serious legal consequences under both Australian law and United States securities laws and regulations including but not limited to:

(a)	criminal penalties for a conviction including heavy fines and imprisonment;

(b)	civil liability - you can be sued by another party or the Company for loss they suffer as a result of your illegal trading;

(c)
civil penalty provisions - the Australian Securities and Investments Commission (ASIC) may seek civil penalties against you and may even seek a court order that you be disqualified from managing a corporation; and

(d)	disciplinary action including dismissal - if you breach the law, this policy, or both, we will regard it as serious misconduct which may lead to disciplinary action including dismissal.

2.5	Insider trading is prohibited at all times

If you possess Inside Information, you must not buy or sell Company securities, advise or get others to do so or pass on the Inside Information to others. This prohibition applies regardless of how you learn the information.

The prohibition on insider trading applies not only to information concerning Company securities. If a person has Inside Information in relation to securities of another company, that person must not deal in those securities.

3	Restrictions

3.1	Restrictions on dealings

Designated Persons must not deal in Company securities during any of the following blackout periods (the Prohibited Periods):

(a)
the period each year from the close of trading two weeks prior to the end of the full financial year until 48 hours after the date of announcement to ASX of the preliminary final statement or full year results;

(b)	the period each year from the close of trading two weeks prior to the end of the financial half year until 48 hours after the date of announcement of half-yearly results;

(c)	the period each year from the close of trading two weeks prior to the end of a calendar quarter until 48 hours after the date of the announcement to ASX of the quarterly reports; and

(d)	any other period that the Company specifies from time to time (such period a Special Prohibited Period).

ioneer Ltd | Trading policy	5

The fact that the Company has instituted a Special Prohibited Period should be treated as Inside Information.

4	Further restrictions

4.1	No margin lending

Designated Persons are not permitted to enter into margin lending arrangements in relation to Company securities. The grounds for this include that the terms may require Company securities to be sold during a Prohibited Period or when the Designated Person possesses Inside Information.

This restriction does not extend to other funding arrangements where Company securities may be included as security. Designated Persons should consult the Company Secretary if they are uncertain as to whether an arrangement should be classified as a margin lending arrangement.

4.2	No short term or speculative trading or short selling

The Company encourages Designated Persons to be long term investors in the Company.

Designated Persons must not engage in short term or speculative trading in Company securities or in derivative or other financial products issued over or in respect of Company securities. Short term means in less than a 6-month period.

Designated Persons must not engage in short selling of Company securities.

4.3	No hedging

Subject to the law, Designated Persons and their closely related parties (as defined in the Corporations Act) must not:

(a)	enter into transactions or arrangements with anyone which could have the effect of limiting the exposure of the member to risk relating to an element of the member’s remuneration that:

(i)	has not vested in the member; or

(ii)	has vested in the member but remains subject to a holding lock; or

(b)	deal at any time in financial products over or in respect of Company securities, except for the type of dealing permitted by law or under this policy.

Examples of prohibited arrangements include:

(a)	a put option on incentive remuneration;

(b)
a short position on shares that forms part of the incentive remuneration. A short position is a position in relation to shares in a listed company where the quantity of the shares that a person has is less than the quantity of the shares that the person has an obligation to deliver; and

(c)	an income protection insurance contract in which the insurable risk event affects the financial value of remuneration or equity or an equity-related instrument for the key management personnel.

Examples of arrangements that are not prohibited:

(a)	an income protection insurance contract in which the insurable risk event is death, incapacity or illness of any of the Key Management Personnel; and

(b)	a foreign currency risk arrangement.

ioneer Ltd | Trading policy	6

5	Clearance procedures

5.1	Prior notification

Where a Designated Person requires consent to deal in Company securities (including entering into an agreement to deal) under this Trading Policy, they must first provide both:

(a)	written notice of their intention to the Company Secretary and the notification officer listed below (unless otherwise notified to the relevant Designated Person); and

Designated Persons & other employees	Notification Officer
Chairperson of the Board	The Chairperson of the Audit and Risk Committee
Other Directors (including the Managing Director and alternate Directors)	The Chairperson of the Board
Key Management Personnel	The Chairperson or Company Secretary
Other Company Employees	Company Secretary

(b)	confirmation that they are not in possession of Inside Information.

The relevant Notification Officer may appoint a delegate to act on his or her behalf if temporarily unavailable.

5.2	Confirmation

Where consent is required before dealing in Company securities, the Designated Person must receive a confirmation from the Notification Officer.

A confirmation expires 5 days from its date, unless it specifies a different expiry date.

A confirmation confirms that the proposed dealing by the Designed Person is within the terms of the Trading Policy but does not otherwise constitute approval or endorsement by the Company or the Notification Officer for the proposed dealing.

Even if confirmation is granted, a Designated Person remains personally responsible for their own investment decisions and assessing whether the Insider Trading Prohibition applies to them.

5.3	Notice of dealing

Directors must confirm in writing to the relevant Notification Officer, within 2 business days from when the dealing in Company securities has occurred, and other Designated Persons must confirm in writing to the relevant Notification Officer, within 5 business days from when the dealing in Company securities has occurred, the number of Company securities affected and the relevant parties to the dealing.

6	Exceptions

6.1	Permitted dealings

Certain types of dealing are excluded from the operation of section 3 of this policy and may be undertaken at any time (subject to the Insider Trading Prohibition). They are listed in schedule 2 and are permitted primarily on the basis that the trading is passive, restrictive, outside of the individual’s control or there is no underlying change in beneficial owner.

ioneer Ltd | Trading policy	7

6.2	Exceptional circumstances

If there are exceptional circumstances of the kind listed in schedule 3, a Designated Person may request, and the Notification Officer may give, prior confirmation for the Designated Person to:

(a)	deal in Company securities during a Prohibited Period; or

(b)	dispose of Company securities even if otherwise prohibited under section 4,

except if this would breach the Insider Trading Prohibition - see section 2.

A request in accordance with this section 6.2 must set out the circumstances of the proposed dealing (including an explanation as to the exceptional circumstances) and the reason the consent is requested.

7	Confidential Information

You must treat all sensitive, non-public information (Confidential Information) about the Company as confidential and belonging to the Company. You must take whatever steps are reasonably necessary to keep Confidential Information from being disclosed (except as authorised or legally required). This means:

(a)	you must avoid inadvertent or indirect disclosure of Confidential Information;

(b)	you must be careful that your conversations are not overheard in elevators, aeroplanes or other public places;

(c)	even within the Company, Confidential Information should be distributed to or discussed with others only on a need-to-know basis, and those people must be told that the information is confidential;

(d)	you must not disclose Confidential Information to others (including family members, relatives, business or social acquaintances) except as authorised or legally required; and

(e)	you must not leave Confidential Information on conference tables, desks or otherwise unguarded.

8	Notifying interests and updating registers

The Company, its Directors and Company Secretary will comply with requirements regarding notifying Directors’ interests and updating Company registers including:

(a)	disclosure obligations under the ASX Listing Rules (such as under ASX Listing Rules 3.1 and 3.19A);

(b)	notifying ASIC of a substantial shareholding or change to that holding (under section 671B the Corporations Act);

(c)	for notifications, requests and clearances under this policy; and

(d)	for Directors’ material personal interests and standing notices (under Chapter 2D Div 2 of the Corporations Act).

9	Awareness and training

The Company Secretary will instigate induction and on-going training, and set up appropriate processes, to promote compliance with this policy.

ioneer Ltd | Trading policy	8

10	Obtaining further advice

If you do not understand any aspect of this trading policy, or are uncertain whether it applies to you or your family or other Associates, please contact the Company Secretary. You may wish to obtain your own legal or financial advice before dealing in Company securities.

11	Review and publication of this policy

The Board will review this policy from time to time so that it remains relevant to the needs of the Company. This policy may be amended by resolution of the Board.

This policy is available on the Company’s website. Key features are also published in:

(a)	the annual report or a link given to the governance section of the Company’s website; and

(b)	in the Appendix 4G form to be lodged with ASX at the same time as the annual report.

ioneer Ltd | Trading policy	9

Schedule 1 – Glossary

Unless the contrary intention appears, these meanings apply in the Trading Policy:

Term	Definition
ASIC	Australian Securities and Investments Commission
Associate
Associates of a Designated Person include their closely connected persons and entities, ie their family members, trusts, companies, nominees and other persons over whom a Designated Person has, or may be expected to have, investment control or influence. See section 1.3.

ASX	ASX Limited or Australian Securities Exchange, as the context requires
Clearance Procedures	means the process referred to in section 5
Company	ioneer Limited (ACN 098 564 606)
Confidential Information	has the meaning given in section 7
Corporations Act	Corporations Act 2001 (Cth)
“deal” or “trade”	includes to take part in any transaction associated with buying, selling, acquiring, disposing of, converting or agreeing to do any of these things
Designated Person	has the meaning given in section 1.3
Inside Information	has the meaning given in Corporations Act 1042A as summarised in section 2.2
Insider Trading Prohibition	means the prohibitions in Corporations Act 1043A on trading or dealing with Inside Information as summarised in section 2
Key Management Personnel
means persons having authority and responsibility for planning, directing and controlling the activities of an entity, directly or indirectly, including all executive and non-executive directors (see Accounting Standard AASB 124)

Notification Officer	the relevant person specified in section 5.1 to whom notice should be given
Prohibited period	has the meaning given in section 3

ioneer Ltd | Trading policy	1

Schedule 2 – Permitted dealings

In accordance with section 6.1, the following types of dealing are excluded from the operation of section 3 of this policy and may be undertaken at any time (except if this would breach the Insider Trading Prohibition - see section 2):

(a)	(superannuation) transfers of securities which are already held in a superannuation fund or other saving scheme in which the Designated Person is a beneficiary;

(b)
(third parties) an investment in, or trading in units of, a fund or other scheme excluding index funds (other than a scheme only investing in Company securities) where the assets of the fund or other scheme are invested at the discretion of a third party;

(c)
(other trustees) where a Designated Person is a trustee, trading in Company securities by the respective trust provided the Designated Person is not a beneficiary of the trust and any decision to trade during a Prohibited Period is taken by the other trustees or by the investment managers independently of the Designated Person;

(d)	(takeover) undertakings to accept, or the acceptance of, a takeover offer;

(e)
(rights offers, SPPs and DRPs and buy-backs) trading under an offer or invitation made to all or most of the security holders, such as a rights issue, a security purchase plan, a dividend or distribution reinvestment plan and an equal access buy-back, where the plan that determines the timing and structure of the offer has been approved by the Company’s Board. This includes decisions relating to whether or not to take up the entitlements and the sale of entitlements required to provide for the take up of the balance of entitlements under a renounceable pro rata issue;

(f)
(incentive scheme) the exercise (but not the sale of securities following exercise) of an option or right under an employee incentive scheme, or the conversion of a convertible security, where the final date for the exercise of the option or right, or the conversion of the security, falls during a Prohibited Period and the Company has been in an exceptionally long Prohibited Period or the Company has had a number of consecutive Prohibited Periods and the Designated Person could not reasonably have been expected to exercise it at a time when free to do so. This includes “sell to cover” transactions involving a sale of shares of stock directed by the Company in its sole discretion in order to cover the Company’s or Designated Person’s withholding tax obligations in connection with the grant, vesting or settlement of equity awards pursuant to the Company’s equity incentive plans and agreements; and the withholding of shares to satisfy the exercise price or a tax withholding obligation upon the grant, vesting or settlement of equity awards pursuant to the Company’s equity incentive plans and agreements, for example, from the vesting or settlement of restricted stock units under such plans or exchange of units into shares of Company stock. To the extent applicable, elections regarding participation in “sell to cover” transactions, including changes from any defaults established by the Company, may only be made outside of a Prohibited Period and when not in possession of Inside Information.; and

(g)	(trading plan) trading under a non-discretionary trading plan for which prior written clearance has been provided in accordance with procedures set out in this policy and where:

(i)	the Designated Person did not enter into the plan or amend the plan during a Prohibited Period; and

(ii)	the trading plan does not permit the Designated Person to exercise any influence or discretion over how, when, or whether to trade.

However, this policy does not allow the Designated Person to cancel the trading plan or cancel or otherwise vary the terms of their participation in the trading plan during a Prohibited Period other than in exceptional circumstances.

ioneer Ltd | Trading policy	1

Schedule 3 – Exceptional circumstances

Request

In accordance with section 6.2 and using the relevant Company form, a Designated Person may request, and the Notification Officer may give, prior confirmation for the Designated Person to:

(a)	deal in Company securities during a Prohibited Period; or

(b)	dispose of Company securities even if otherwise prohibited under section 4,

if there are exceptional circumstances (except if this would breach the Insider Trading Prohibition - see section 2).

Examples of exceptional circumstances are:

(a)	severe financial hardship, eg a pressing financial commitment that cannot be satisfied otherwise than by selling the relevant Company securities;

(b)	requirements under a court order or court enforceable undertakings or other legal or regulatory requirements (eg a family law settlement); or

(c)	other exceptional circumstances as determined by the Chairperson (or Managing Director where the Chairperson is involved).

A liability to pay tax does not normally constitute severe financial difficulty.

If the Notification Officer has any doubt in making a determination of exceptional circumstances, they should exercise the discretion with caution.

The requirements of sections 5.1 to 5.3 must be complied with regarding prior notification, confirmation and notification of dealing.

Under no circumstances will exceptions be granted when the Notification Officer determines that such exception is reasonably likely to result in a violation of Australian or US insider trading laws, i.e. when the Designated Person is actually in possession of Inside Information.

ioneer Ltd | Trading policy	2